United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2009

AMCORE Financial, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	0-13393	36-3183870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Street, Rockford, Illinois	61104
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (815) 968-2241

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed by AMCORE Financial, Inc. (the "Company") in the Form 10-Q filed with the Securities and Exchange Commission on November 9, 2009, as a result of the Company falling below adequately capitalized at September 30, 2009, the Company is in technical default under its $12.5 million senior debt facility with JPMorgan Chase Bank, N.A. ("JPMorgan Chase"), dated as of August 8, 2007 and amended as of October 10, 2008, March 3, 2009 and July 31, 2009 (the "Credit Agreement"). AMCORE has remained current with all its payments due under the Credit Agreement. On December 18, 2009, the Company and JPMorgan Chase entered into an Amendment to the Credit Agreement (the "Amendment") that, among other things, modifies the covenant relating to capitalization of the Company and its direct subsidiary, AMCORE Bank, N.A. (the "Bank"), such that the Company is now in full compliance with the terms of the Credit Agreement, provides that the Company will pay all accrued interest due through the date of the Amendment, thereafter making monthly interest payments under the Credit Agreement, and provides that the Company will establish a cash interest reserve account with JPMorgan Chase in the amount of approximately $1.1 million, which amount equals anticipated interest payments due from the date of the Amendment through the maturity of the Credit Agreement in April 2011. In accordance with the terms of the Amendment, the Company made such interest payment and established the interest reserve account on December 18, 2009. The Credit Agreement continues to contain other conditions various other conditions precedent to borrowing and affirmative and negative covenants which have not been amended.

On December 18, 2009, the Company issued a press release announcing its entry into the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of AMCORE Financial, Inc. dated December 18, 2009

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCORE Financial, Inc. (Registrant)
December 18, 2009 (Date)	/s/ JUDITH CARRE SUTFIN Judith Carre Sutfin Executive Vice President and Chief Financial Officer, (Duly authorized officer of the registrant and principal financial officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of AMCORE Financial, Inc. dated December 18, 2009